Exhibit 99.1

Contact:	Peter W. Keegan Chief Financial Officer (212) 521-2950 Darren Daugherty Investor Relations (212) 521-2788 Candace Leeds Public Affairs (212) 521-2416

LOEWS CORPORATION REPORTS
NET INCOME FOR THE SECOND QUARTER OF 2010

NEW YORK, August 2, 2010—Loews Corporation (NYSE:L) today reported net income for the 2010 second quarter of $366 million, or $0.87 per share, compared to net income of $340 million, or $0.78 per share, in the 2009 second quarter. Income before net investment gains (losses) for the 2010 second quarter was $365 million compared to $518 million in the 2009 second quarter.

Book value per share increased to $43.53 at June 30, 2010, compared to $41.80 at March 31, 2010 and $39.76 at December 31, 2009.

Net income (loss) and earnings (loss) per share information attributable to Loews Corporation is summarized in the table below:

	June 30,
	Three Months		Six Months
(In millions, except per share data)	2010	2009	2010	2009

Net income (loss) attributable to Loews Corporation:
Income before net investment gains (losses)	$365	$518	$774	$181
Net investment gains (losses)	1	(178)	12	(488)
Net income (loss) attributable to Loews Corporation	$366	$340	$786	$(307)

Net income (loss) per share	$0.87	$0.78	$1.87	$(0.70)
Book value per share at:
June 30, 2010	$43.53
December 31, 2009	$39.76

Three Months Ended June 30, 2010 Compared with 2009

The decrease in income before investment gains (losses) primarily reflects lower net investment income at CNA Financial Corporation due to reduced limited partnership income, partially offset by favorable prior year development; decreased earnings at Diamond Offshore Drilling, Inc. reflecting lower dayrates and utilization; and less favorable results from the Company’s trading portfolio.

Net income included net investment gains of $1 million (after tax and noncontrolling interest) in the second quarter of 2010 compared to net investment losses of $178 million in the comparable prior year period. Net investment gains in the second quarter of 2010 were driven by net trading activity and significantly lower other-than-temporary impairment (“OTTI”) losses at CNA of $33 million (after tax and noncontrolling interest) in 2010 compared to $231 million in the comparable prior year period.

Six Months Ended June 30, 2010 Compared with 2009

In the first six months of 2010, income before investment gains (losses) improved over the comparable prior year period due to the absence of a non-cash impairment charge of $1.0 billion ($660 million after tax) related to the carrying value of HighMount Exploration and Production LLC’s natural gas and oil properties included in the prior year period. This charge reflected declines in commodity prices. Excluding the prior year charge, results for the first six months of 2010 were lower due to the reasons discussed in the three months comparison above.

Net income improved in 2010 and included net investment gains of $12 million (after tax and noncontrolling interest) in the first six months of 2010 compared to net investment losses of $488 million in the comparable prior year period. Net investment gains in the first six months of 2010 reflected OTTI losses at CNA of $68 million (after tax and noncontrolling interest) compared to $590 million in the comparable prior year period.

SHARE REPURCHASES

At June 30, 2010, there were 418.3 million shares of Loews common stock outstanding. During the three and six months ended June 30, 2010, the Company purchased 1.5 million and 6.9 million shares of its common stock at an aggregate cost of $56 million and $253 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

LOSS PORTFOLIO TRANSFER REINSURANCE AGREEMENT

As previously reported, on July 14, 2010, CNA entered into an agreement with National Indemnity Company (NICO), a subsidiary of Berkshire Hathaway Inc., under which CNA’s legacy asbestos and environmental pollution (“A&E”) liabilities will be ceded to NICO. Under the terms of the transaction, effective January 1, 2010 CNA will cede approximately $1.6 billion of net A&E liabilities to NICO under a retroactive reinsurance agreement with an aggregate limit of $4.0 billion. CNA will pay to NICO a reinsurance premium of $2.0 billion and also transfer to NICO the right to collect billed third party reinsurance receivables with a net book value of approximately $200 million. To secure its obligations, NICO will deposit $2.2 billion in a collateral trust for CNA’s benefit. In addition, Berkshire Hathaway Inc. will guarantee the payment obligations of NICO up to the full aggregate reinsurance limit as well as certain of NICO’s performance obligations under the trust agreement. The closing is subject to regulatory approvals and closing conditions, and is expected to occur in the third quarter of 2010 at which time the Company expects to recognize a loss of approximately $340 million, after tax and noncontrolling interest.

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CONFERENCE CALLS

A conference call to discuss the second quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, Monday, August 2, 2010. A live webcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 84555160. An online replay will also be available on the Loews Corporation’s website following the call.

A conference call to discuss the second quarter results of CNA has been scheduled for 10:00 a.m. EDT, Monday, August 2, 2010. A live webcast will be available at http://investor.cna.com. Those interested in participating in the question and answer session should dial (877) 719-9810, or for international callers, (719) 325-4806. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the second quarter results of Boardwalk Pipeline Partners, LP was held on Monday, July 26, 2010. An online replay is available on Boardwalk Pipeline’s website (www.bwpmlp.com).

A conference call to discuss the second quarter results of Diamond Offshore was held on Thursday, July 22, 2010. An online replay is available on Diamond Offshore’s website (www.diamondoffshore.com).

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ABOUT LOEWS CORPORATION

Loews Corporation, a holding company, is one of the largest diversified corporations in the United States. Its principal subsidiaries are CNA Financial Corporation (NYSE: CNA), a 90% owned subsidiary; Diamond Offshore Drilling, Inc. (NYSE: DO), a 50.4% owned subsidiary; HighMount Exploration & Production LLC, a wholly owned subsidiary; Boardwalk Pipeline Partners, LP (NYSE: BWP), a 66% owned subsidiary; and Loews Hotels, a wholly owned subsidiary.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

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Loews Corporation and Subsidiaries
Financial Review

June 30,
Three Months		Six Months
2010	2009	2010	2009
(In millions, except per share data)

Revenues:
Insurance premiums	$1,608	$1,656	$3,223	$3,328
Net investment income	526	735	1,143	1,182
Investment gains (losses)	11	(297)	32	(828)
Contract drilling revenues	812	923	1,656	1,779
Other	529	517	1,145	1,096
Total	3,486	3,534	7,199	6,557

Expenses:
Insurance claims & policyholders’ benefits	1,147	1,295	2,455	2,637
Contract drilling expenses	349	306	654	600
Impairment of natural gas and oil properties (a)				1,036
Other	1,187	1,177	2,391	2,396
Total	2,683	2,778	5,500	6,669

Income (loss) before income tax	803	756	1,699	(112)
Income tax (expense) benefit	(262)	(197)	(535)	198

Net income	541	559	1,164	86
Amounts attributable to noncontrolling interests	(175)	(219)	(378)	(393)
Net income (loss) attributable to Loews Corporation	$366	$340	$786	$(307)

Diluted income (loss) per share	$0.87	$0.78	$1.87	$(0.70)

Weighted diluted number of shares	419.38	435.63	421.48	435.09

(a)	The non-cash impairment charge ($660 million after tax) for the six months ended June 30, 2009 related to the carrying value of HighMount’s natural gas and oil properties.

Loews Corporation and Subsidiaries
Additional Financial Information

June 30,
Three Months		Six Months
2010	2009	2010	2009
(In millions)

Revenues:
CNA Financial	$2,204	$2,393	$4,485	$4,563
Diamond Offshore	823	957	1,685	1,843
HighMount	105	147	253	322
Boardwalk Pipeline	256	201	557	425
Loews Hotels	81	73	156	146
Investment income and other	6	60	31	86
	3,475	3,831	7,167	7,385

Investment gains (losses):
CNA Financial	29	(297)	63	(829)
Corporate and other	(18)		(31)	1
	11	(297)	32	(828)
Total	$3,486	$3,534	$7,199	$6,557

Income (Loss) Before Income Tax:
CNA Financial	$420	$430	$746	$630
Diamond Offshore	320	520	725	971
HighMount (a)	18	46	75	(960)
Boardwalk Pipeline	53	18	141	69
Loews Hotels (b)	6	6	5	(23)
Investment income, net	4	60	30	85
Other (c)	(29)	(27)	(55)	(56)
	792	1,053	1,667	716

Investment gains (losses):
CNA Financial	29	(297)	63	(829)
Corporate and other	(18)		(31)	1
	11	(297)	32	(828)
Total	$803	$756	$1,699	$(112)

Net Income (Loss) Attributable to Loews Corporation:
CNA Financial	$247	$277	$453	$417
Diamond Offshore	104	181	240	344
HighMount (a)	5	29	37	(612)
Boardwalk Pipeline (d)	21	8	59	30
Loews Hotels (b)	4	3	3	(15)
Investment income, net	3	40	20	56
Other (c)	(19)	(20)	(38)	(39)
	365	518	774	181

Investment gains (losses):
CNA Financial	12	(178)	31	(488)
Corporate and other	(11)		(19)
	1	(178)	12	(488)
Net income (loss) attributable to Loews Corporation	$366	$340	$786	$(307)

(a)	Reflects a non-cash impairment charge of $1,036 million ($660 million after tax) for the six months ended June 30, 2009 related to the carrying value of HighMount’s natural gas and oil properties.
(b)	Reflects an impairment charge of $27 million ($16 million after tax) for the six months ended June 30, 2009 related to the writedown of Loews Hotels' entire investment in a hotel property.
(c)	Consists primarily of corporate interest expense and other unallocated expenses.
(d)	Represents a 65.9%, 74.0%, 67.5% and 73.9% ownership interest in Boardwalk Pipeline for the respective periods.